Exhibit 99.4

Sent by: Jenn Curry

From: Kyle

To: Kyle

BCC: All Company Email Distro

Subject: Exciting Company News

Signifiers,

I hope you all are enjoying the Labor Day weekend and some well-deserved time with family and friends. I am delighted to share with you this evening some great news – we are becoming part of CVS Health!

I know that with all of the rumors and speculation over the last few weeks, this may not be a complete surprise. I am excited to be able to share this news – and to celebrate this momentous day – with you. We truly could not have chosen a better partner to help us continue on our journey to close gaps in care and improve the quality of that care for individuals and families across the country. I am delighted that I will continue to lead Signify Health, post-close, and help us realize the exciting opportunities before us as part of CVS Health. I want you to know that Signify Health will operate as a distinct, payor-agnostic business within CVS Health, led by members of Signify Health’s current management team.

CVS Health has been searching for a company like Signify Health. They approached Signify with the idea of coming together because they were looking for the capabilities and talent to help them drive value-based outcomes and support their vision to change the way that health care is delivered to consumers. In Signify, CVS Health saw an opportunity to fill gaps in in-home care delivery through our national clinical network; deep insights into populations that can drive better quality and outcomes; and, our platform and expertise to enable providers to successfully move into total cost of care models.

For Signify, this is an opportunity to make an even bigger impact in people’s health and on the healthcare system. To name a few:

•	Our clinicians and providers will have an even greater impact as part of the CVS Health ecosystem, collaborating with CVS Health to connect patients to care how and when they need it.

•	We will be able to work with CVS Health to pursue our shared goal to build a new and more modern analytics and insight platform to support the U.S. healthcare system.

•

We will be able to design new care models that will combine CVS Health’s resources with Signify’s capabilities, analytics and technology to deliver on CVS Health’s promise to expand its health service offerings and to help patients navigate to the best site of care.

•

We will have access to CVS Health’s industry-leading expertise in managing risk and care management, their care delivery assets both virtually and in the community, and their expanded financial resources. This combination will accelerate our push to expanded care delivery, including our Return to Care programs. We expect this transaction will enable us to strengthen our offering of alternative payment models and enhance our analytics capabilities.

•

We will be able to have a bigger impact on the health of all communities in that we will be able to build on CVS Health’s Healthy 2030 goals to advance health equity and better enhance our analytics capabilities.

In getting to know the team at CVS Health, I was struck by how our vision for what we can achieve together is perfectly matched. For all of these reasons, this is a great outcome for all of us, our shareholders, our clients and the people whose lives we touch everyday. Together, we really will be a winning combination!

Of course, there is a lot of work ahead of us to realize this vision, and I look forward to working with all of you, as we have in building Signify, to ensure we deliver on the promise of this incredible opportunity. A cross-functional team, including some of our future CVS Health colleagues, is being created to develop a comprehensive integration plan for when this transaction closes. I will be working closely with this team in preparation for us joining CVS Health – and I am excited to get started!

While there are many details to be worked out, we commit to sharing updates and details of our progress as we move ahead. For now, everything is business as usual, and we will continue to operate as two separate companies.

Today is truly an exciting day – and the result of a relentless focus by all of you through a lot of change these last couple of years. You have supported our clients and have helped to make healthcare better for countless people – and you’ve shown care and collaboration as a team.

We will be holding a Town Hall tomorrow – Tuesday, September 6 – at 11 a.m. ET to discuss the news in more detail. Please watch your email for a meeting invitation and link.

I couldn’t be prouder of you and all that we have achieved together. Thank you for all you have done to get us to this point, and for all that I know you will do as we move ahead.

Kyle

Additional Information and Where to Find It

In connection with the proposed transaction, the Company will file with the SEC a preliminary and definitive proxy statement relating to the proposed transaction. The definitive proxy statement will be mailed to the Company’s stockholders in connection with the proposed transaction. This communication is not a substitute for the proxy statement or any other document that may be filed by the Company with the SEC. BEFORE MAKING ANY DECISION, THE COMPANY URGES YOU TO READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR

INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any vote in respect of resolutions to be proposed at the Company’s stockholder meeting to approve the proposed transaction or other responses in relation to the proposed transaction should be made only on the basis of the information contained in the Company’s proxy statement. You will be able to obtain a free copy of the proxy statement and other related documents (when available) filed by the Company with the SEC at the website maintained by the SEC at www.sec.gov or by accessing the Investor Relations section of the Company’s website at https://www.signifyhealth.com.

No Offer or Solicitation

This communication is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Participants in the Solicitation

The Company and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the Company’s stockholders in connection with the proposed transaction, including a description of their respective direct or indirect interests, by security holdings or otherwise will be included in the proxy statement described above. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and the Company’s website at https://www.signifyhealth.com.